Exhibit 2.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General

The following summary of the material terms of Waldencast plc’s (“we,” “our,” “us,” “Waldencast” or the “Company”) securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of our memorandum and articles of association (the “Constitutional Document”) and the provisions of applicable law. We strongly urge you to read the Constitutional Document in its entirety for a complete description of the rights and preferences of our securities. A copy of the Constitutional Document is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this exhibit forms a part. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 20-F to which this exhibit is attached.

Our authorized share capital is $112,500.00 divided into 1,000,000,000 Class A ordinary shares with a par value of $0.0001 each (“Class A ordinary shares”), 100,000,000 Class B ordinary shares with a par value of $0.0001 each (“Class B ordinary shares,” and together with the Class A ordinary shares, the “Ordinary Shares”) and 25,000,000 preference shares with a par value of $0.0001 each.

The issued and outstanding Class A ordinary shares are duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, there were (i) Class A ordinary shares issued and outstanding, (ii) Class B ordinary shares issued and outstanding, (iii) no Waldencast preferred shares outstanding, (iv) private placement warrants outstanding and (v) public warrants outstanding.

Class A Ordinary Shares

Voting Rights

Each of our Class A ordinary shares entitles the holder to one vote on all matters upon which our Class A ordinary shares are entitled to vote.

Dividends

The holders of our Class A ordinary shares are entitled to such dividends as may be declared by our Board of Directors (“Board”), subject to the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”) and the Constitutional Document. Dividends and other distributions on issued and outstanding Ordinary Shares may be paid out of the funds of Waldencast plc lawfully available for such purpose, subject to any preference of any of our outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our Class A ordinary shares on a pro rata basis.

Liquidation, Dissolution and Winding Up

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of our Class A ordinary shares), assets available for distribution among the holders of our Class A ordinary shares shall be distributed among the holders of our Class A ordinary shares on a pro rata basis.

Variation of Rights

The rights attached to any class of our shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of Our Class A Ordinary Shares

Any shareholder may transfer all or any of his or her Class A ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the designated stock exchange or as otherwise approved by our Board. In addition, the articles of association prohibit the transfer of our shares in breach of the rules or regulations of the designated stock exchange or any relevant securities laws (including the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

Appointment and Removal of Directors

Our Board is divided into three classes, Class I Directors, Class II Directors and Class III Directors, with only one class of directors being elected in each year and each class serving a three-year term. Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently).

Our directors may by a majority resolution appoint any person to be a director to fill a vacancy on our Board or as an addition to the existing Board, subject to the remaining provisions of the Constitutional Document, the Investor Rights Agreement, dated as of July 27, 2022, by and among the Company, Cedarwalk and CWC Skincare Ltd. as guarantor of Cedarwalk’s obligations thereunder (the “Investor Rights Agreement”), applicable law and the listing rules of the designated stock exchange. Any director so appointed shall hold office until the expiration of the terms of such class of directors or until his earlier death, resignation or removal.

The appointment and removal of directors is subject to the applicable rules of the designated stock exchange and to the provisions of the Investor Rights Agreement.

The detailed procedures of the nomination of persons proposed to be elected as directors at any of our general meetings are set out in the Constitutional Document.

Indemnification of Directors and Officers

To the fullest extent permitted by law, the Constitutional Document provides that our directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud, willful neglect or willful default.

Class B Ordinary Shares

Voting Rights

Each of our Class B ordinary shares entitles the holder to one vote on all matters upon which our Class B ordinary shares are entitled to vote. Holders of our Class B ordinary shares vote together with holders of our Class A ordinary shares as a single class.

Dividends

Holders of our Class B ordinary shares are not entitled to dividends in respect of their Class B ordinary shares.

Liquidation, Dissolution and Winding Up

Upon our liquidation, dissolution or winding up, the holders of our Class B ordinary shares will not be entitled to receive any of our assets, except to the extent of the par value of their Class B ordinary shares, pro rata with the distributions to our Class A ordinary shares.

Mergers, Consolidation or Tender or Exchange Offer

Holders of our Class B ordinary shares are not entitled to receive consideration in the form of cash or property (other than stock consideration) in the event of a merger, consolidation or other business combination requiring the approval of our shareholders or a tender or exchange offer to acquire any of our ordinary shares.

Transfer

Our Class B ordinary shares are not transferable unless a corresponding number of Waldencast Partners LP (“Waldencast LP”) common units (“Waldencast LP Units”) are simultaneously transferred to the same person in compliance with the restrictions on transfer contained in the amended and restated limited partnership agreement of Waldencast LP.

Issuance

There will be no further issuances of our Class B ordinary shares.

Exchange

When a Waldencast LP Unit is redeemed at the option of the holder of such Waldencast LP Unit, or, if such option is exercised, is exchanged at our option, a corresponding Class B ordinary share will automatically be surrendered to us and retired for no consideration.

Other Provisions

Holders of our Class B ordinary shares will not have any pre-emptive or other subscription rights.

Preferred Shares

Our Board may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by our Board. If any preferred shares are issued, the rights, preferences and privileges of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Redeemable Warrants

Public Shareholders’ Warrants

Each whole warrant will entitle the holder to purchase one of our Class A ordinary shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering on March 18, 2021, except as described below. Pursuant to that certain Warrant Agreement, dated March 15, 2021, between Waldencast Acquisition Corp. and Continental Stock Transfer & Trust Company, as amended on December 1, 2022, by and among Waldencast (f/k/a Waldencast Acquisition Corp.), Continental Stock Transfer & Trust Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company LLC) (the “Warrant Agreement”), a

warrant holder may exercise its warrants only for a whole number of our Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire on July 27, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any of our Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the issuance of our Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “-Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

During any period in which our Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of our Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of our Class A ordinary shares underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of our Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent (as defined below).

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the public warrants become exercisable, we may redeem the public warrants (except as described herein with respect to the private placement warrants):
•in whole and not in part;

•at a price of $0.10 per warrant;

•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•if, and only if, the last reported sale price of our Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Redeemable Warrants-Public Shareholders’ Warrants-Anti-dilution Adjustments”).

We will not redeem the public warrants as described above unless a registration statement under the Securities Act covering the issuance of our Class A ordinary shares issuable upon exercise of the public warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Redeemable Warrants-Public Shareholders’ Warrants-Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the public warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;

•at $0.01 per public warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined below) except as otherwise described below;

•if, and only if, the Reference Value (as defined above under “-Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Redeemable Warrants-Public Shareholders’ Warrants-Anti-dilution Adjustments”); and

•if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Redeemable Warrants-Public Shareholders’ Warrants-Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of our Class A ordinary shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A ordinary shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “-Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “-Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “-Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “-Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Class A Ordinary Shares
Redemption Date (period to expiration of warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for our Class A ordinary shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when our Class A ordinary shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A ordinary shares is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “-Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the public warrants when our Class A ordinary shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the public warrants when our Class A ordinary shares are trading at a price below the exercise price of the public warrants, this could result in the warrant holders receiving fewer of our Class A ordinary shares than they would have received if they had chosen to wait to exercise their warrants for our Class A ordinary shares if and when such Class A ordinary shares were trading at a price higher than the exercise price of $11.50.

No fractional Class A ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of our Class A ordinary shares to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than our Class A ordinary shares pursuant to the Warrant Agreement (for instance, if we are not the surviving company in the Business Combination), the public warrants may be exercised for such security. At such time as the public warrants become exercisable for a security other than our Class A ordinary shares, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the public warrants.

Redemption Procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our Class A ordinary shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Class A ordinary shares is increased by a capitalization or share dividend payable in our Class A ordinary shares, or by a split-up of our Class A ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of our Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Class A ordinary shares. A rights offering made to all or substantially all holders of our Class A ordinary shares entitling holders to purchase our Class A ordinary shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of our Class A ordinary shares equal to the product of (1) the number of our Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Class A ordinary shares) and (2) one minus the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for our Class A ordinary shares, in determining the price payable for our Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our Class A ordinary shares during the 10 trading day period ending on the trading day prior to the first date on which our Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the public warrants are outstanding and unexpired, pay to all or substantially all of the holders of our Class A ordinary shares a dividend or make a distribution in cash, securities or other assets to the holders of our Class A ordinary shares on account of such Class A ordinary shares (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Class A ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of issued and outstanding Class A ordinary shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of our Class A ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of our Class A ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Class A ordinary shares.

Whenever the number of our Class A ordinary shares purchasable upon the exercise of the public warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of our Class A ordinary shares purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of our Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Class A ordinary shares (other than those described above or that solely affects the par value of such Class A ordinary shares), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of our Class A ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A ordinary shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our Class A ordinary shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Class A ordinary shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants are issued in registered form under a Warrant Agreement between the Warrant Agent and us. The Warrant Agreement provides that (a) the terms of the public warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the public warrants and the Warrant Agreement, a copy of which is set forth as an exhibit to the Annual Report on Form 20-F of which this exhibit forms a part, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the public warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants or the 1,000,000 warrants issued to the Waldencast Long-Term Capital LLC, a Cayman Islands limited liability company (the “Sponsor”), upon conversion of $1.5 million of the Working Capital Balance at the closing of the Business Combination (the “Working Capital Warrants”) or any provision of the Warrant Agreement with respect to the private placement warrants, forward purchase warrants or Working Capital Warrants, at least 65% of the then outstanding private placement warrants or Working Capital Warrants, respectively. You should review a copy of the Warrant Agreement, for a complete description of the terms and conditions applicable to the public warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive our Class A ordinary shares. After the issuance of our Class A ordinary shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the U.S. are the sole and exclusive forum.

Private Placement Warrants

So long as they are held by our Sponsor or its permitted transferees, the private placement warrants will not be transferable, assignable or salable until 30 days after July 22, 2025 (the “Closing Date”) (except, among other limited exceptions, to our directors and officers and other persons or entities affiliated with our Sponsor) and they will not be redeemable by us (except as described above under “-Redeemable Warrants-Public Shareholders’ Warrants-Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00”) so long as they are held by our Sponsor or its permitted transferees. Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein.

Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

Except as described under “-Redeemable Warrants-Public Shareholders’ Warrants-Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of our Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of our Class A ordinary shares underlying the public warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the public warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of our Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the Warrant Agent.

Other Jersey, Channel Islands Law Considerations

Purchase of Our Own Ordinary Shares

As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, we will be able to discharge our liabilities as they fall due and, having regard to prescribed factors, we will be able to continue to carry on business and discharge our liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until we are dissolved on a solvent basis, if earlier).

If the above conditions are met, we may purchase our Ordinary Shares in the manner described below.

We may purchase on a stock exchange our own fully paid Ordinary Shares pursuant to a special resolution of our shareholders.

We may purchase our own fully paid Ordinary Shares other than on a stock exchange pursuant to a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved in advance by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem ordinary shares is not entitled to vote in respect of the ordinary shares to be purchased.

We may fund a redemption or purchase of our own ordinary shares from any source. We cannot purchase our Ordinary Shares if, as a result of such purchase, only redeemable ordinary shares would remain in issue. If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be canceled, sold, transferred for the purposes of or under an employee share scheme or held without canceling, selling or transferring them. Shares redeemed or purchased by us are canceled where we have not been authorized to hold such shares as treasury shares.

Mandatory Purchases and Acquisitions

The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of our outstanding Ordinary Shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding Ordinary Shares, that person is then entitled (and may be required) to acquire the remaining Ordinary Shares. In such circumstances, a holder of any such remaining Ordinary Shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s Ordinary Shares or that the person purchase the holder’s Ordinary Shares on terms different to those under which the person made such offer.

Other than as described below under “-U.K. City Code on Takeovers and Mergers,” we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining Ordinary Shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements

Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether our capital is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

U.K. City Code on Takeovers and Mergers

Up until 11.59 p.m. (London time) on February 2, 2027, the U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, to an offer for a public company whose registered office is in the U.K., the Channel Islands or the Isle of Man but whose securities are not admitted to trading on a regulated market, multilateral trading facility or stock exchange in the U.K., the Channel Islands or the Isle of Man only if the company is considered by the U.K. Panel on Takeovers and Mergers (the “Takeover Panel”) to have its place of central management and control in the U.K., the Channel Islands or the Isle of Man. This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine a company’s place of central management and control by considering various factors, including the structure of the company’s board of directors, the functions of the directors and where they are resident. From February 3, 2027, the Takeover Code will only apply to offers for public companies who have their registered office in the U.K., the Channel Islands or the Isle of Man and who have their securities admitted to trading on a regulated market, multilateral trading facility or stock exchange in the U.K., the Channel Islands or the Isle of Man.

If, prior to 11.59 p.m. (London time) on February 2, 2027 any offer or possible offer is announced for the Company (or some other event occurs in relation to the Company which has significance under the Takeover Code) and the Takeover Panel determines at such time that the Company’s place of central management and control is in the U.K., the Channel Islands or the Isle of Man, the Company would be subject to a number of rules and restrictions imposed by the Takeover Code, including but not limited to: (i) the Company’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) the Company might not, without the approval of shareholders, be able to undertake certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out material acquisitions or disposals; and (iii) the Company would be obliged to provide equality of information to all bona fide competing bidders.

A majority of the Board currently resides outside of the U.K., the Channel Islands and the Isle of Man. Accordingly, for the purposes of the Takeover Code, the Company is considered to have its place of central management and control outside the U.K., the Channel Islands or the Isle of Man. The Takeover Code therefore does not currently apply to the Company. It is possible that, in the future (and prior to 11.59 p.m. (London time) on February 2, 2027), circumstances, in particular the composition of our Board, could change, which may cause the Takeover Code to apply to the Company.

Jersey Regulatory Matters

The Jersey Financial Services Commission (“JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of our ordinary shares. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law. It must be distinctly understood that neither the registrar of companies in Jersey nor the JFSC takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it. Our shareholders and their pledgees, donees, transferees, assignees and successors may, from time to time, offer and sell, as applicable, any of the Class A ordinary shares in one or more offerings and to the extent that the consent of the JFSC is required in relation to any offerings such consent will be sought at the relevant time.

Transfer Agent and Warrant Agent

The transfer agent for our Class A ordinary shares and warrant agent for our warrants is Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company LLC).

Listing

Waldencast Class A ordinary shares and Waldencast Warrants are listed on The Nasdaq Stock Market LLC under the symbols “WALD” and “WALDW,” respectively.